EXHIBIT 99.1


On November 28, 2000, the Registrant issued the following press release:


  "PYR ENERGY ACQUIRES ADDITIONAL OWNERSHIP IN CALIFORNIA NATURAL GAS DISCOVERY

     DENVER -- PYR Energy Corporation (AMEX: PYR) today announced that it has closed on the acquisition of an additional 1.544% working interest at the East Lost Hills Natural Gas exploration project in the San Joaquin Basin of California. This interest was purchased from a private party pursuant to a right of first refusal under the Joint Operating Agreement where an aggregate 3.2% working interest was offered to all partners on a proportional basis. The interest is not subject to any additional burdens to any of the existing East Lost Hills partners. As a result of this acquisition, PYR's total working interest in the approximately 30,000 gross and net acres at East Lost Hills increases to 12.1193%. The Area of Mutual Interest for East Lost Hills covers nine townships.

     Scott Singdahlsen, President and CEO of PYR stated "This acquisition is part of an ongoing corporate strategy to consolidate additional working interest at East Lost Hills. We remain very committed to the project, and want to position ourselves to take advantage of any additional opportunities for consolidation that may arise in the future."

OPERATIONS:

     At the Company's previously announced discovery well, the ELH #1 operated by Berkley Petroleum, Inc. (TSE:BKP), physical construction and installation of a transportation pipeline and on-site processing facilities have begun. PYR estimates that it will be able to begin recording revenues from the sale of natural gas and condensate produced from this well early in the first quarter of 2001.

     The Berkley operated ELH #2 step-out well is located approximately 1.5 miles northwest of the Berkley ELH #1 well. As previously released by the operator, the well has been cased to a depth of 17,650 feet across the upper Temblor sands as a potential gas well. Drilling below the casing is currently underway, and formal production testing will commence upon reaching total drilling depth in the well.

     The Berkley ELH #3 well is drilling at approximately 17,750 feet, after completing an intermediate casing run to 14,645 feet. This well is designed to test a geologically separate structure from the structure encountered by the Company's drilling activities thus far at East Lost Hills. The well is projected to reach a total depth of approximately 18,500 feet.

     The Berkley ELH #4 well, located in Section 28, T26S, R21E, approximately
4.5 miles southeast of the Berkley ELH #1 well (2 miles southeast of the 1-17 blowout well), commenced drilling operations at 12:30 a.m. PST on November 26, 2000. The targeted depth of this well is 20,000 feet, and is anticipated to take 180 days to drill to its total depth.


     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control"